SCHEDULE B

Stilwell Activist History

Since 2000, members or affiliates of the Group have taken an “activist position” in 80 other publicly-traded companies. In each instance, our purpose has been to profit from the appreciation in the market price of the shares we held by asserting shareholder rights. In addition, we believed that the values of the companies' assets were not adequately reflected in the market prices of their shares. For simplicity, these affiliates are referred to below as the “Group,” “we,” “us,” or “our.” In each instance, our purpose has been to profit from the appreciation in the market price of the shares we held by asserting shareholder rights. In addition, we believed that the values of the companies’ assets were not adequately reflected in the market prices of their shares. Our actions are described below. We have categorized the descriptions of our actions with regard to the issuers based upon certain outcomes (whether or not, directly or indirectly, such outcomes resulted from the actions of the Group). Within categories I through III below, the descriptions are listed in chronological order based upon the completion date of the investment; within categories IV through VII below, the descriptions are listed in chronological order based upon the respective filing dates of the originally-filed Schedules 13D, or, in limited instances, the acquisition date of the 5% position of a non-reporting company.

I.

Security of Pennsylvania Financial Corp. (“SPN”) – We filed our original Schedule 13D reporting our position on May 1, 2000. We scheduled a meeting with senior management to discuss ways to maximize shareholder value at SPN. On June 2, 2000, prior to the scheduled meeting, SPN and Northeast Pennsylvania Financial Corp. announced SPN’s acquisition.

Cameron Financial Corporation (“Cameron”) – We filed our original Schedule 13D reporting our position on July 7, 2000. We exercised our shareholder rights by, among other things, requesting that Cameron management hire an investment banker, demanding Cameron’s list of shareholders, meeting with Cameron’s management, demanding that Cameron invite our representatives to join its board of directors, writing a letter to other shareholders to express our dismay with management’s inability to maximize shareholder value and publishing that letter in the local press. On October 6, 2000, Cameron announced its sale to Dickinson Financial Corp.

Community Financial Corp. (“CFIC”) – We filed our original Schedule 13D reporting our position on January 4, 2001, following CFIC’s announcement of the sale of two of its four subsidiary banks and its intention to sell one or more of its remaining subsidiaries. We reported that we acquired CFIC stock for investment purposes. On January 25, 2001, CFIC announced the sale of one of its remaining subsidiaries. We announced our intention to run our own slate of directors at CFIC’s 2001 annual meeting if CFIC did not sell the remaining subsidiary by then. On March 30, 2001, CFIC announced its merger with First Financial Corporation.

Montgomery Financial Corporation (“Montgomery”) – We filed our original Schedule 13D reporting our position on February 23, 2001. On April 20, 2001, we met with Montgomery’s management and suggested that they maximize shareholder value by selling the institution. We also informed management that we would run our own slate of directors at the 2001 annual meeting unless Montgomery was sold. Eleven days after we filed our Schedule 13D, however, Montgomery’s board amended its bylaws to limit the pool of potential nominees to local persons with a banking relation and to shorten the deadline to nominate director candidates. We located qualified nominees under the restrictive bylaw provisions and noticed our slate within the deadline. On June 5, 2001, Montgomery announced that it had hired an investment banker to explore a sale. On July 24, 2001, Montgomery announced its merger with Union Community Bancorp.

Community Bancshares, Inc. (“COMB”) – We filed our original Schedule 13D reporting our position on March 29, 2004. We disclosed that we intended to meet with COMB’s management and evaluate management’s progress in resolving its regulatory issues, lawsuits, problem loans, and non-performing assets, and that we would likely support management if it effectively addressed COMB’s challenges. On November 21, 2005, we amended our Schedule 13D and stated that although we believed that COMB’s management had made progress, COMB’s return on equity would likely remain below average for the foreseeable future, and it should therefore be sold. We also stated that if COMB did not announce a sale before our deadline to solicit proxies for the next annual meeting, we would solicit proxies to elect our own slate of directors. On January 6, 2006, we disclosed the names of our three board nominees. On May 1, 2006, COMB announced its sale to The Banc Corporation.

Jefferson Bancshares, Inc. (“JFBI”) – We filed our original Schedule 13D reporting our position on April 8, 2013. Our shareholder proposal that the board seek outside assistance to maximize shareholder value through actions such as a sale or merger was defeated at JFBI’s 2013 annual meeting. We met with management and the board of directors and told them that we would seek board representation at JFBI’s 2014 annual meeting if JFBI did not announce its sale. JFBI’s sale to HomeTrust Bancshares, Inc. was announced on January 23, 2014.

FedFirst Financial Corporation (“FFCO”) – We filed our original Schedule 13D reporting our position on September 24, 2010. After several meetings with management, FFCO completed a meaningful number of share repurchases, and on April 14, 2014, announced its sale to CB Financial Services, Inc.

SP Bancorp, Inc. (“SPBC”) – We filed our original Schedule 13D reporting our position on February 28, 2011. On August 9, 2013, we met with management and the Chairman to assess the best way to maximize shareholder value. SPBC completed a meaningful number of share repurchases, and on May 5, 2014, SPBC announced its sale to Green Bancorp Inc.

TF Financial Corporation (“THRD”) – We filed our original Schedule 13D reporting our position on November 29, 2012. We met with the CEO and the Chairman and encouraged them to focus only on accretive acquisitions and to repurchase shares up to book value. They subsequently did both. On June 4, 2014, THRD announced its sale to National Penn Bancshares, Inc.

Fairmount Bancorp, Inc. (“FMTB”) – We filed our original Schedule 13D reporting our position on September 21, 2012. On February 25, 2014, we reported our intention to seek board representation at FMTB’s 2015 annual meeting if FMTB did not announce its sale. However, due to the appointment of our representative to another board in the local area, we were unable to nominate our representative at the 2015 election of FMTB directors. We reiterated our intent to seek board representation at the earliest possible time if FMTB was not sold. FMTB’s sale was announced on April 16, 2015.

Harvard Illinois Bancorp, Inc. (“HARI”) – We filed our original Schedule 13D reporting our position on April 1, 2011. In 2012, we nominated a director for election at HARI’s 2012 annual meeting and communicated our belief that HARI should merge with a stronger community bank. Our nominee was not elected, so we nominated a director at HARI’s 2013 annual meeting and stated our position that HARI should be sold. We communicated to stockholders our intent to run a nominee every year until elected, and we nominated a director at HARI’s 2014 annual meeting. Our nominee was not elected, so in April 2015, we began soliciting stockholder votes for our nominee for HARI’s 2015 annual meeting. On May 21, 2015, HARI announced the sale of its subsidiary bank to State Bank in Wonder Lake, IL, and we subsequently withdrew our solicitation of proxies for the election of our nominee at HARI’s 2015 annual meeting. The sale of HARI’s subsidiary bank was completed on August 1, 2016. On August 10, 2016, we entered into a settlement agreement with HARI whereby two legacy board members stepped down, and we agreed not to seek board representation through 2017. HARI implemented a plan of voluntary dissolution.

Eureka Financial Corp. (“EKFC”) – We filed our original Schedule 13D reporting our position on March 28, 2011. We encouraged EKFC to pay special dividends to shareholders and repurchase shares. Management and the board did both, and on September 3, 2015, EKFC announced its sale to NexTier, Inc.

United-American Savings Bank (“UASB”) – We filed our original Schedule 13D with the Federal Deposit Insurance Corporation reporting our position on May 20, 2013. We believe management and the board acted in good faith to position UASB to maximize shareholder value. After we encouraged them to sell, UASB announced its sale to Emclaire Financial Corp on December 30, 2015.

Polonia Bancorp, Inc. (“PBCP”) – We filed our original Schedule 13D reporting our position on November 23, 2012. After several conversations with the Chairman and CEO, we publicly called for PBCP’s sale. On June 2, 2016, PBCP’s sale to Prudential Bancorp, Inc. was announced.

Georgetown Bancorp, Inc. (“GTWN”) – We filed our original Schedule 13D reporting our position on July 23, 2012. We encouraged GTWN to maximize shareholder value through share repurchases, and we supported management and the board’s consistent efforts to do so. On October 6, 2016, GTWN announced its sale to Salem Five Bancorp.

Wolverine Bancorp, Inc. (“WBKC”) – We filed our original Schedule 13D reporting our position on February 7, 2011. We encouraged WBKC to maximize shareholder value through share repurchases and payments of special dividends, and we supported management and the board’s consistent efforts to do so. On June 14, 2017, WBKC’s sale to Horizon Bancorp was announced.

First Federal of Northern Michigan Bancorp, Inc. (“FFNM”) – We filed our original Schedule 13D reporting our position on March 10, 2016. We believed FFNM was positioned to repurchase shares, and we urged management and the board to do so. On January 16, 2018, FFNM’s sale to Mackinac Financial Corporation was announced. FFNM deregistered its shares of common stock effective in 2016.

Jacksonville Bancorp, Inc. (“JXSB”) – We filed our original Schedule 13D reporting our position on July 5, 2011. We supported JXSB’s consistent efforts to maximize shareholder value through share repurchases and payments of special dividends. On January 18, 2018, JXSB’s sale to CNB Bank Shares, Inc. was announced.

Anchor Bancorp (“ANCB”) – We filed our original Schedule 13D reporting our position on May 7, 2012. We previously urged ANCB to maximize shareholder value by increasing share repurchases or selling the bank. We called for ANCB’s sale to the highest bidder on July 7, 2016. On August 29, 2016, we agreed not to seek board representation at the 2016 annual meeting in consideration of ANCB appointing Gordon Stephenson as a director. We believe the board acted in good faith to maximize shareholder value through ANCB’s announced sale to Washington Federal, Inc. on April 11, 2017. That acquisition was delayed due to regulatory issues at Washington Federal, Inc. On July 17, 2018, ANCB’s sale to FS Bancorp, Inc. at a higher price was announced.

Hamilton Bancorp, Inc. (“HBK”) – We filed our original Schedule 13D reporting our position on October 22, 2012. Having met with management over the years, we believe management and the board acted in good faith to maximize shareholder value through HBK’s sale to Orrstown Financial Services, Inc., announced on October 23, 2018.

Ben Franklin Financial, Inc. (“BFFI”) – We filed our original Schedule 13D reporting our position on February 9, 2015. We urged management and the board to repurchase shares as soon as BFFI was permitted. We subsequently believed BFFI should be sold, and on December 3, 2018, we announced our intent to seek board representation at BFFI’s 2019 annual meeting. On February 22, 2019, we served our notice of intent to nominate Ralph Sesso for election as a director on BFFI’s board. On July 16, 2019, BFFI’s sale to Corporate America Family Credit Union was announced. BFFI deregistered its shares of common stock effective in 2018.

Alcentra Capital Corp (“ABDC”) – We filed our original Schedule 13D reporting our position on December 28, 2017. We informed management at a meeting on January 5, 2018, and reiterated several times throughout the year that if ABDC did not repurchase 10% of its shares in 2018, we would aggressively seek board representation. They did not do so. On January 25, 2019, we announced our nominees and alternate nominee for ABDC’s 2019 election of directors. On August 13, 2019, ABDC’s sale to Crescent Capital BDC, Inc. was announced.

First Advantage Bancorp (“FABK”) – We filed our original Schedule 13D reporting our position on March 20, 2017. We believe management and the board acted in good faith to maximize shareholder value. On October 23, 2019, FABK’s sale to Reliant Bancorp, Inc. was announced. FABK deregistered its shares of common stock effective in 2013.

Central Federal Bancshares, Inc. (“CFDB”) – We filed our original Schedule 13D reporting our position on January 25, 2016. We urged management and the board of CFDB to repurchase shares as soon as CFDB was permitted. On May 21, 2019, we met with management, the board and its attorney at CFDB’s annual meeting, and followed up with a letter to the board calling for CFDB’s sale if it did not repurchase a meaningful number of shares. On January 17, 2020, CFDB’s sale to Southern Missouri Bancorp, Inc. was announced. CFDB deregistered its shares of common stock effective in 2019.

Carroll Bancorp, Inc. (“CROL”) – We filed our original Schedule 13D reporting our position on March 17, 2014. On March 6, 2020, CROL’s sale to Farmers and Merchants Bancshares, Inc. was announced. CROL deregistered its shares of common stock effective in 2017.

Brunswick Bancorp (“BRBW”) – We met with BRBW’s President, CFO and Chairman of the Board to express our views on BRBW’s capital allocation, and they indicated that they would rather grow than repurchase shares below book value. Therefore, in the absence of material share repurchases, we nominated a director for election at BRBW’s 2021 annual meeting. Our nominee was not elected. On December 20, 2022, BRBW’s sale to Mid Penn Bancorp, Inc. was announced. BRBW deregistered its shares of common stock effective in 2007.

ICC Holdings, Inc. (“ICCH”) – We filed our original Schedule 13D reporting our position on December 28, 2020. On March 8, 2024, we served our notice of intent to nominate Joseph Stilwell for election as a director at ICCH’s 2024 annual meeting. On June 8, 2024, six days prior to the annual meeting, ICCH announced its merger with Mutual Capital Group, Inc.

Seneca-Cayuga Bancorp, Inc. (“SCAY”) / Generations Bancorp NY, Inc. (“GBNY”) – We filed our original Schedule 13D reporting our position in SCAY on September 15, 2014. We believed SCAY was positioned to provide meaningful returns to its shareholders either through a second-step conversion or a shareholder-friendly capital allocation program. We encouraged management and the board to choose the path that would maximize shareholder value, but they refused. On January 29, 2018, we served a letter to the board demanding that SCAY undertake a second-step conversion. Instead, SCAY announced its merger with a smaller mutual. We re-served a demand for a second-step conversion on June 12, 2019, and in furtherance to that, we served a demand for inspection of SCAY’s books and records on September 4, 2019. When SCAY refused to permit the inspection of its books and records, we filed, on November 11, 2019, a motion to compel the production of those books and records in U.S. District Court for the Western District of New York. SCAY filed a motion to dismiss, which the judge denied on April 7, 2020. The judge ordered SCAY to begin the production of board materials for our inspection by June 1, 2020. SCAY announced its intention to second-step on May 6, 2020, and we discontinued our lawsuit. On January 12, 2021, SCAY completed its second-step conversion and ceased to exist. The new stock holding company, Generations Bancorp NY, Inc. (GBNY), began trading on January 13, 2021.

On May 22, 2024, we announced our intent to either submit a shareholder proposal calling for GBNY’s sale or nominate a director for election at GBNY’s 2025 annual meeting. On September 24, 2024, GBNY announced its sale to ESL Federal Credit Union.

II.

Oregon Trail Financial Corp. (“OTFC”) – We filed our original Schedule 13D reporting our position on December 15, 2000. In January 2001, we met with the management of OTFC to discuss our concerns that management was not maximizing shareholder value, and we proposed that OTFC voluntarily place our representative on the board. OTFC rejected our proposal, and we announced our intention to solicit proxies to elect a board nominee. We demanded OTFC’s shareholder list, but OTFC refused. We sued OTFC in Baker County, Oregon over the shareholder list demand, and the court ruled in our favor and sanctioned OTFC. We also sued two OTFC directors alleging that one had violated OTFC’s residency requirement and the other had committed perjury. Both suits were dismissed pre-trial, but we filed an appeal in one suit and were permitted to re-file the other suit. On August 16, 2001, we started soliciting proxies to elect Kevin D. Padrick, Esq. to the board. We argued in our proxy materials that OTFC should have repurchased its shares at prices below book value. OTFC announced it had hired an investment banker. Then, the day after the 9/11 attacks, OTFC sued us in Portland, Oregon and moved to invalidate our proxies. The court denied OTFC’s motion and the election proceeded.

On October 12, 2001, OTFC’s shareholders elected our candidate by a two-to-one margin. In the five months after the filing of our first proxy statement (i.e., from August 1 through December 31, 2001), OTFC repurchased approximately 15% of its shares. On March 12, 2002, we entered into a standstill agreement with OTFC. OTFC agreed to: (a) achieve annual targets for return on equity, (b) reduce its current capital ratio, (c) obtain advice from an investment banker regarding annual 10% stock repurchases, (d) re-nominate our director to the board, (e) reimburse a portion of our expenses, and (f) withdraw its lawsuit. On February 26, 2003, OTFC and FirstBank NW Corp. announced their merger, and the merger was completed on October 31, 2003.

HCB Bancshares, Inc. (“HCBB”) – We filed our original Schedule 13D reporting our position on June 14, 2001. On September 4, 2001, we reported that we had entered into a standstill agreement with HCBB, under which HCBB agreed to: (a) add a director to the HCBB board selected by us, (b) consider conducting a Dutch tender auction, (c) institute annual financial targets, and (d) retain an investment banker to explore alternatives if it did not achieve its financial targets. On October 22, 2001, our nominee, John G. Rich, Esq., was appointed to the board. On January 31, 2002, HCBB announced a modified Dutch tender auction to repurchase 20% of its shares. Although HCBB’s outstanding share count decreased by 33% between the filing of our original Schedule 13D and August 2003, HCBB did not achieve its financial targets. On August 12, 2003, HCBB announced it had hired an investment banker to assist in exploring alternatives for maximizing shareholder value, including a sale. On January 14, 2004, HCBB announced its sale to Rock Bancshares, Inc.

SCPIE Holdings Inc. (“SKP”) – We filed our original Schedule 13D reporting our position on January 19, 2006. We announced we would run our slate of directors at the 2006 annual meeting and demanded SKP’s shareholder list. SKP initially refused to timely produce the list but did so after we sued in Delaware Chancery Court. We engaged in a proxy contest at the 2006 annual meeting, but SKP’s directors were elected. Subsequently on December 14, 2006, SKP agreed to place Joseph Stilwell on its board. On October 16, 2007, Mr. Stilwell resigned from SKP’s board after it approved a sale of SKP that Mr. Stilwell believed was an inferior deal. We solicited shareholder proxies in opposition to the proposed sale; however, the sale was approved, and our shares were converted in a cash deal.

American Physicians Capital, Inc. (“ACAP”) – We filed our original Schedule 13D reporting our position on November 25, 2002. The Schedule 13D disclosed that on January 18, 2002, Michigan’s Insurance Department had approved our request to solicit proxies to elect two directors to ACAP’s board. On January 29, 2002, we noticed our intention to nominate two directors at the 2002 annual meeting. On February 20, 2002, we entered into a three-year standstill agreement with ACAP, providing for ACAP to add our nominee to its board. ACAP also agreed to consider using a portion of its excess capital to repurchase ACAP’s shares in each of the fiscal years 2002 and 2003 so that its outstanding share count would decrease by 15% for each of those years. In its 2002 fiscal year, ACAP repurchased 15% of its outstanding shares; these repurchases were highly accretive to per share book value. On November 6, 2003, ACAP announced a reserve charge and that it would explore options to maximize shareholder value. It also announced that it would exit the healthcare and workers’ compensation insurance businesses. ACAP then announced that it had retained an investment banker to assist the board in exploring options to maximize shareholder value. On December 2, 2003, ACAP announced the early retirement of its president and CEO. On December 23, 2003, ACAP named R. Kevin Clinton its new president and CEO.

On June 24, 2004, ACAP announced that it had decided that the best means to maximize shareholder value would be to shed non-core businesses and focus on its core business line in its core markets. We increased our holdings in ACAP, and we announced that we intended to seek additional board representation. On November 10, 2004, ACAP invited Joseph Stilwell to sit on the board, and we entered into a new standstill agreement. This agreement was terminated in November 2007, with our representatives remaining on ACAP’s board. On May 8, 2008, our representatives were re-elected to three-year terms expiring in 2011. Upon the passage of federal healthcare legislation in 2010, ACAP became concerned about the fundamentals of its business and promptly acted to assess its strategic alternatives. On October 22, 2010, ACAP was acquired by The Doctors Company, and our shares were converted in a cash deal.

Colonial Financial Services, Inc. (“COBK”) – We filed our original Schedule 13D reporting our position on August 24, 2011. On December 18, 2013, we reached an agreement with COBK to have a director of our choice appointed to its board of directors. Our then analyst, Corissa B. Porcelli (formerly Corissa J. Briglia), joined COBK’s board of directors on March 25, 2014. On September 10, 2014, COBK announced its sale to Cape Bancorp, Inc., and the cash/stock deal was completed on April 1, 2015.

Naugatuck Valley Financial Corporation (“NVSL”) – We filed our original Schedule 13D reporting our position on July 11, 2011. On February 13, 2014, we reported our intention to seek board representation. On March 12, 2014, we reached an agreement with NVSL for our representative to join NVSL’s board of directors and for NVSL not to seek approval for stock benefit plans. On June 4, 2015, NVSL announced its sale to Liberty Bank in Middletown, Connecticut, and the cash deal was completed on January 15, 2016.

Fraternity Community Bancorp, Inc. (“FRTR”) – We filed our original Schedule 13D reporting our position on April 11, 2011. We reached an agreement with FRTR, and on November 18, 2014, our then analyst, Corissa B. Porcelli (formerly Corissa J. Briglia), was appointed to the board of directors. On October 13, 2015, FRTR’s sale was announced, and the cash deal was completed on May 13, 2016.

Sunshine Financial, Inc. (“SSNF”) – We filed our original Schedule 13D reporting our position on April 18, 2011. We reached an agreement with SSNF, and on February 5, 2016, our Director of Research, Corissa B. Porcelli (formerly Corissa J. Briglia), was appointed to the board of directors. On December 6, 2017, SSNF’s sale to The First Bancshares, Inc. was announced, and the cash/stock deal was completed on April 2, 2018.

Delanco Bancorp, Inc. (“DLNO”) – We filed our original Schedule 13D reporting our position on October 28, 2013. We reached an agreement with DLNO, and in May 2017, our Director of Research, Corissa B. Porcelli (formerly Corissa J. Briglia), was appointed to the board of directors. On October 18, 2017, DLNO’s sale to First Bank was announced, and the stock deal was completed on April 30, 2018.

Poage Bankshares, Inc. (“PBSK”) – We filed our original Schedule 13D reporting our position on September 23, 2011. We believed PBSK’s board was not focused on maximizing shareholder value and nominated a director for election at PBSK’s 2014 annual meeting. Our nominee was not elected, so we nominated a director at PBSK’s 2015 annual meeting. On July 21, 2015, our nominee, Stephen S. Burchett, was elected as a director with a mandate to maximize shareholder value. Subsequently, the CEO left the company. We publicly called for PBSK’s sale, and on July 11, 2018, PBSK’s sale to City Holding Company was announced. The stock deal was completed on December 7, 2018.

HopFed Bancorp, Inc. (“HFBC”) – We filed our original Schedule 13D reporting our position on February 25, 2013. We nominated a director for election at HFBC’s May 2013 annual meeting and strongly opposed HFBC’s agreement to purchase Sumner Bank & Trust. Our nominee won by a two-to-one margin, and the proposed Sumner deal was subsequently terminated in August 2013.

On May 1, 2017, we sent a letter to stockholders (filed as Exhibit 13 to the Twelfth Amendment to our Schedule 13D) detailing the extensive real estate holdings of HFBC’s CEO, John Peck, as well as numerous other conflicts of interest of both Mr. Peck and HFBC’s counsel, George M. (“Greg”) Carter, of which HFBC board members were apparently unaware. Subsequently, HFBC formed a “Special Litigation Committee” to investigate. On February 23, 2018, HFBC filed a Form 8-K reporting that although the Special Litigation Committee did not dispute the facts in the May 1 letter, it declined to recommend HFBC bring a lawsuit or remedial action against John Peck.

On May 4, 2017, we filed a complaint in the Delaware Court of Chancery against HFBC, the then members of the board of directors and one former board member, asking the Court to declare that HFBC’s prejudicial bylaw was invalid and that the directors breached their fiduciary duties. On October 4, 2017, HFBC announced it had amended the bylaw thus mooting that case. Subsequently, we filed a motion to recover our attorneys’ fees and expenses, which Vice Chancellor J. Travis Laster granted in its entirety on February 7, 2018, awarding us $610,312. In his ruling on the motion, the Judge excoriated the conduct of HFBC’s board; the full court transcript is filed as Exhibit 14 to the Fourteenth Amendment to our Schedule 13D.

On February 23, 2018, we formally demanded that HFBC’s board of directors take action against HFBC’s attorneys, Edward B. Crosland, Jr., of Jones Walker LLP and Greg Carter of Carter & Carter Law Firm, for legal malpractice and seek damages in excess of $1 million to HFBC; our demand letter is attached as Exhibit 15 to the Fifteenth Amendment to our Schedule 13D.

Following our nomination of Mark D. Alcott in March of 2018 for election to HFBC’s board of directors to replace John Peck, we entered into a Standstill Agreement with HFBC dated April 10, 2018, whereby Mr. Alcott would be appointed to the HFBC board. The board also adopted revised compensation policies requiring HFBC to reach at least average annual performance relative to that of its peer group, or its executive officers would not receive salary raises, bonuses or perquisites.

Mr. Alcott’s appointment to the HFBC board became effective on April 18, 2018. On January 7, 2019, HFBC’s sale to First Financial Corporation was announced, and the cash/stock deal was completed on July 27, 2019.

MB Bancorp, Inc. (“MBCQ”) – We filed our original Schedule 13D reporting our position on January 9, 2015. We urged management and the board to repurchase shares, and on March 30, 2016, MBCQ announced and subsequently completed its plan to repurchase an initial 10% of its shares outstanding. We urged management and the board to complete the existing 5% share repurchase plan and put MBCQ up for sale when permitted in January 2018. On February 20, 2018, we reached an agreement with MBCQ, and our Director of Research, Corissa B. Porcelli (formerly Corissa J. Briglia), was appointed to the board of directors. On September 5, 2019, MBCQ’s sale to BV Financial, Inc. was announced, and the all-cash deal was completed on February 29, 2020. MBCQ deregistered its shares of common stock effective in 2019.

Provident Bancorp, Inc. (“PVBC”) – We filed our original Schedule 13D reporting our position on May 15, 2023. On August 1, 2023, the Federal Reserve Bank of Boston notified us that it would not object to our request to buy additional shares of PVBC up to 14.99%. On October 28, 2023, we entered into a standstill agreement whereby PVBC agreed, among other things, to appoint Dennis Pollack to PVBC’s board of directors. After receiving regulatory approval, PVBC appointed Mr. Pollack to its board on January 25, 2024. On June 5, 2025, PVBC’s sale to NB Bancorp, Inc. was announced.

IF Bancorp, Inc. (“IROQ”) – We filed our original Schedule 13D reporting our position on March 5, 2012. We urged management and the board to maximize shareholder value through share repurchases. We believed IROQ acted in good faith to do so and, in our estimation, IROQ’s market price increased to reflect fair value. On September 24, 2019, we disclosed that we sold shares in the open market and had decreased our holdings below 5%.

We purchased shares and again filed a Schedule 13D reporting our position on September 18, 2023. On May 28, 2024, we submitted a shareholder proposal under Rule 14a-8 calling for the prompt sale of IROQ. The proposal was approved by stockholders at IROQ’s 2024 annual meeting. On May 14, 2025, the Federal Reserve Bank of Chicago notified us that it would not object to our request to buy additional shares of IROQ up to 19.99%. On August 26, 2025, we served our notice of intent to nominate Scott J. Dworschak for election as a director at IROQ’s 2025 annual meeting. On September 16, 2025, we entered into a standstill agreement whereby IROQ agreed, among other things, to appoint Mr. Dworschak to its board of directors. On September 24, 2025, IROQ appointed Mr. Dworschak to its board. IROQ further agreed that, if, after March 31, 2026, IROQ failed to substantially implement the matters approved by stockholders at its 2024 annual meeting of stockholders, we would select at our discretion, and IROQ's board would appoint, an additional nominee to the board.

On October 30, 2025, IROQ announced its sale to ServBanc Holdco, Inc. (See also category III of this Schedule B).

Ottawa Bancorp, Inc. (“OTTW”) – On August 11, 2023, the Federal Reserve Bank of Chicago notified us that it would not object to our request to buy additional shares of OTTW up to 19.99%. On February 2, 2024, we served our notice of intent to nominate Mark D. Alcott for election as a director at OTTW’s 2024 annual meeting, with our Associate General Counsel, Luis J. López, as our alternate nominee. On March 20, 2024, we entered into a Standstill Agreement with OTTW whereby OTTW agreed, among other things, to nominate and support the election of Mark D. Alcott to OTTW’s board of directors at the company’s 2024 annual meeting of stockholders. OTTW also agreed to make a good faith effort to repurchase at least 5% of its shares annually for fiscal years 2024 and 2025, or it would engage an investment banker to evaluate alternatives to maximize shareholder value at OTTW. On March 20, 2024, OTTW announced the appointment of Mr. Alcott to its board of directors. On February 12, 2026, we entered into an amendment to the Standstill Agreement pursuant to which OTTW agreed to nominate and support the election of Mark D. Alcott to serve an additional one-year term as director at the company’s 2026 annual meeting of stockholders. OTTW also agreed to continue its 5% share repurchase program for fiscal year 2026. On August 20, 2026, OTTW’s sale to Pontiac Bancorp, Inc. was announced. OTTW deregistered its shares of common stock effective in 2020.

III.

FPIC Insurance Group, Inc. (“FPIC”) – We filed our original Schedule 13D reporting our position on June 30, 2003. On August 12, 2003, Florida’s Insurance Department approved our request to hold more than 5% of FPIC’s shares, to solicit proxies to hold board seats, and to exercise shareholder rights. On November 10, 2003, FPIC invited our nominee, John G. Rich, Esq., to join the board, and we signed a confidentiality agreement. We believe FPIC took steps to increase shareholder value, such as multiple share repurchases. In our estimation, FPIC’s market price increased to reflect fair value; on June 8, 2004, we disclosed that we sold shares in the open market, decreasing our holdings below 5%. Our nominee was invited to remain on the board.

Roma Financial Corp. (“ROMA”) – We filed our original Schedule 13D reporting our position on July 27, 2006. Prior to its acquisition by Investors Bancorp, Inc., in December 2013, nearly 70% of ROMA’s shares were held by a mutual holding company controlled by ROMA’s board. In April 2007, we engaged in a proxy solicitation at ROMA’s first annual meeting, urging shareholders to withhold their vote from management’s slate of director nominees. ROMA did not put their stock benefit plans up for a vote at that meeting. We then met with ROMA management. In the four months after ROMA became eligible to repurchase its shares, it announced and substantially completed repurchases of 15% of its publicly held shares, which were accretive to shareholder value. In our judgment, management came to understand the importance of proper capital allocation. In our estimation, ROMA’s market price increased to reflect fair value; on November 21, 2007, we disclosed that we sold shares in the open market, decreasing our holdings below 5%. Based on ROMA management’s prompt implementation of shareholder-friendly capital allocation plans, we supported management’s adoption of stock benefit plans at the 2008 shareholder meeting.

First Savings Financial Group, Inc. (“FSFG”) – We filed our original Schedule 13D reporting our position on December 29, 2008. We met with management, after which FSFG announced a stock repurchase plan and began repurchasing its shares. In December 2009, we reported that our beneficial ownership of outstanding FSFG common stock had fallen below 5%.

Prudential Bancorp, Inc. of Pennsylvania (“PBIP”) – We filed our original Schedule 13D reporting our position on June 20, 2005. Most of PBIP’s shares were held by the Prudential Mutual Holding Company (the “MHC”), which was controlled by PBIP’s board. The MHC controlled most corporate decisions requiring a shareholder vote, such as the election of directors. However, regulations promulgated by the FDIC previously barred the MHC from voting on PBIP’s management stock benefit plans, and PBIP’s IPO prospectus indicated that the MHC would not vote on the plans. We announced in August 2005 that we would solicit proxies to oppose adoption of the plans as a referendum to place Joseph Stilwell on PBIP’s board. PBIP decided not to put the plans up for a vote at the 2006 annual meeting.

In December 2005, we solicited proxies to withhold votes on the election of directors as a referendum to place Mr. Stilwell on the board. At the 2006 annual meeting, 71% of PBIP’s voting public shares were withheld from voting on management’s nominees.

On April 6, 2006, PBIP announced that just after we had filed our Schedule 13D, it had secretly solicited a letter from an FDIC staffer (which it concealed from the public) to allow the MHC to vote in favor of the management stock benefit plans. PBIP also announced a special meeting to vote on the plans. We alerted the Board of Governors of the Federal Reserve System (the “Fed”) about this announcement, and PBIP was directed to seek Fed approval before adopting the plans. On April 19, 2006, PBIP postponed the special meeting. The Fed subsequently followed the FDIC’s position in September 2006. In December 2006, we solicited proxies to withhold votes on the election of PBIP’s directors at the 2007 annual meeting. At the meeting, 75% of PBIP’s voting public shares were withheld. Also during that annual meeting, PBIP’s President and Chief Executive Officer was unable to state the meaning of per share return on equity despite Mr. Stilwell’s holding up a $10,000 check for the charity of the CEO’s choice if he could promptly answer the question. On March 7, 2007, we disclosed that we were publicizing the results of PBIP’s elections and its directors’ unwillingness to hold a democratic vote on the stock plans by placing billboard advertisements throughout Philadelphia.

In December 2007, we filed proxy materials for the solicitation of proxies to withhold votes on the election of PBIP’s directors at the 2008 annual meeting. At the 2008 annual meeting, an average of 77% of PBIP’s voting public shares withheld their votes. Excluding shares held in PBIP’s ESOP, an average of 88% of the voting public shares withheld their votes in this election.

On October 4, 2006, we sued PBIP, the MHC, and the directors of PBIP and the MHC in federal court in Philadelphia seeking an order to prevent the MHC from voting in favor of the management stock benefit plans. On August 15, 2007, the court dismissed some claims, but sustained our cause of action against the MHC as majority shareholder of PBIP for breach of fiduciary duties. Discovery proceeded and all the directors were deposed. Both sides moved for summary judgment, but the court ordered the case to trial, which was scheduled for June 2008. On May 22, 2008, we voluntarily discontinued the lawsuit after determining that it would be more effective and appropriate to pursue the directors on a personal basis in a derivative action. On June 11, 2008, we filed a notice to appeal certain portions of the lower court’s August 15, 2007, order dismissing portions of the lawsuit.

We entered into a settlement agreement and an expense agreement with PBIP in November 2008 under which we agreed to support PBIP’s management stock benefit plans, drop our litigation and withdraw our shareholder demand, and generally support management; and in exchange, PBIP agreed, subject to certain conditions, to repurchase up to three million of its shares (including shares previously purchased), reimburse a portion of our expenses, and either adopt a second step conversion or add our nominee who met certain qualification requirements to its board if the repurchases were not completed by a specified time. On March 5, 2010, we reported that our ownership in PBIP had dropped below 5% as a result of open market sales and sales of common stock to PBIP.

United Insurance Holdings Corp. (“UIHC”) – We filed our original Schedule 13D reporting our position on September 29, 2011. In our estimation, UIHC’s market price increased to reflect fair value; on December 17, 2012, we disclosed that we sold shares in the open market, decreasing our holdings below 5%.

Home Federal Bancorp, Inc. of Louisiana (“HFBL”) – We filed our original Schedule 13D reporting our position on January 3, 2011. We believe management and the board acted in good faith and took steps to increase shareholder value, such as multiple share repurchases. In our estimation, HFBL’s market price increased to reflect fair value; on February 7, 2013, we disclosed that we sold shares in the open market, decreasing our holdings below 5%.

Standard Financial Corp. (“STND”) – We filed our original Schedule 13D reporting our position on October 18, 2010. We believe management and the board acted in good faith and took steps to increase shareholder value, such as multiple share repurchases. In our estimation, STND’s market price increased to reflect fair value; on March 19, 2013, we disclosed that we sold our shares in the open market, decreasing our holdings below 5%.

Alliance Bancorp, Inc. of Pennsylvania (“ALLB”) – We filed our original Schedule 13D reporting our position on March 12, 2009. When we announced our reporting position, a majority of ALLB’s shares were held by a mutual holding company controlled by ALLB’s board. However, on August 11, 2010, ALLB announced its intention to undertake a second-step offering, selling all shares to the public. The plan of conversion and reorganization was approved by depositors at a special meeting held December 29, 2010. We strongly supported ALLB’s action. Following completion of the conversion of Alliance Bank from the mutual holding company structure to the stock holding company structure, we increased our stake with the belief that shareholders and ALLB would do well if management focused on profitability. We believe management and the board acted in good faith and took steps to increase shareholder value, such as multiple share repurchases. In our estimation, ALLB’s market price increased to reflect fair value; on November 21, 2013, we disclosed that we sold shares in the open market, decreasing our holdings below 5%.

ASB Bancorp, Inc. (“ASBB”) – We filed our original Schedule 13D reporting our position on October 24, 2011. On August 23, 2013, we met with management to assess the best way to maximize shareholder value. We believe management and the board acted in good faith by cleaning up non-performing assets and repurchasing shares, and ASBB’s market price increased to reflect fair value. On July 18, 2014, we disclosed that we sold our shares to ASBB.

United Community Bancorp (“UCBA”) – We filed our original Schedule 13D reporting our position on January 22, 2013. We believe management and the board acted in good faith and took steps to increase shareholder value, such as multiple share repurchases. In our estimation, UCBA’s market price increased to reflect fair value; on November 9, 2015, we disclosed that we sold shares to UCBA, decreasing our holdings below 5%.

West End Indiana Bancshares, Inc. (“WEIN”) – We filed our original Schedule 13D reporting our position on January 19, 2012. We believe management and the board acted in good faith and took steps to increase shareholder value, such as multiple share repurchases. In our estimation, WEIN’s market price increased to reflect fair value; on November 12, 2015, we disclosed that we sold our shares in the open market.

William Penn Bancorp, Inc. (“WMPN”) – We filed our original Schedule 13D reporting our position on May 23, 2008. A majority of WMPN’s shares were held by a mutual holding company controlled by WMPN’s board. We met with management and the board to explain our views on proper capital allocation and following the financial crisis, we continued to urge WMPN to take the steps necessary to maximize shareholder value. On December 3, 2014, WMPN announced and subsequently completed its plan to repurchase 10% of its shares outstanding and further completed several additional share repurchases. We believe management and the board acted in good faith to maximize shareholder value through shareholder-friendly capital allocation; on April 11, 2016, we disclosed that we sold shares in the open market, decreasing our holdings below 5%.

First Financial Northwest, Inc. (“FFNW”) – We filed our original Schedule 13D reporting our position on September 12, 2011. At FFNW’s 2012 annual meeting, we solicited an overwhelming majority of shareholder votes for our nominee based on our position that Victor Karpiak (then Chairman and CEO) should be removed from management and the board. After the company pushed to have our votes invalidated, we sued to enforce our rights. In 2013, we settled with FFNW. Our nominee, Kevin Padrick, was seated on the board, and Mr. Karpiak resigned as Chairman. The board later replaced Mr. Karpiak as CEO. We filed two additional lawsuits arising from the invalidation of our votes at the 2012 election, both of which we settled.

Since 2013, we believe management and the board acted in good faith by cleaning up non-performing assets and reaching a moderate level of profitability, and they maximized shareholder value by repurchasing in excess of 40% of FFNW’s shares. In our estimation, FFNW’s market price increased to reflect fair value; on October 11, 2016, we disclosed that we sold our shares in the open market. Kevin Padrick continued to serve on the board.

Alamogordo Financial Corp. (“ALMG”) – We filed our original Schedule 13D reporting our position on May 11, 2015. We urged management and the board to provide meaningful returns to shareholders either through a second-step conversion or by effectuating a shareholder-friendly capital allocation program. On March 7, 2016, ALMG announced and later completed a second-step conversion which we believe maximized shareholder value. On October 14, 2016, we disclosed that we sold shares of the converted company, Bancorp 34, Inc., in the open market, decreasing our holdings below 5%.

Malvern Bancorp, Inc. (“MLVF”) – We filed our original Schedule 13D reporting our position on May 30, 2008. When we announced our reporting position, a majority of MLVF’s shares were held by a mutual holding company controlled by MLVF’s board. On October 26, 2010, we demanded that MLVF pursue a derivative action against its directors for breach of their fiduciary duties. MLVF failed to pursue the action and, on June 3, 2011, we sued MLVF’s directors in Chester County, Pennsylvania, demanding that the court, among other things, order the directors to properly consider pursuing a second-step conversion. On November 9, 2011, Judge Howard F. Riley Jr. overruled the director defendants’ preliminary objections to the derivative lawsuit.

On January 17, 2012, MLVF announced its intention to undertake a second-step conversion and we withdrew the lawsuit. The conversion and stock offering were completed on October 11, 2012, and our shares were converted into shares of Malvern Bancorp, Inc. On September 5, 2013, we notified MLVF of our intention to nominate John P. O’Grady for election as a director at its 2014 annual meeting, but we later reached an agreement with MLVF for Mr. O’Grady to join its board of directors and executed a standstill agreement. Subsequently, MLVF’s long-standing CEO resigned, and its Chairman of the Board and several directors stepped down. On November 25, 2014, we terminated our standstill agreement with MLVF, including the agreement’s performance targets. John P. O’Grady continued to serve as an independent director on the board.

After meeting with the new CEO and the new Chairman of the Board, we believed that management and the board of directors were focused on maximizing shareholder value and were successful in doing so. On December 7, 2016, we disclosed that we sold shares in the open market, decreasing our holdings below 5%.

FSB Community Bankshares, Inc. (“FSBC”) – We filed our original Schedule 13D reporting our position on October 26, 2015. We urged management and the board to provide meaningful returns to shareholders either through a second-step conversion or by effectuating a shareholder-friendly capital allocation program. On March 3, 2016, FSBC announced and later completed a second-step conversion, which we believe maximized shareholder value. On December 9, 2016, we disclosed that we sold shares of the converted company, FSB Bancorp, Inc., in the open market, decreasing our holdings below 5%.

Pinnacle Bancshares, Inc. (“PCLB”) – We filed our original Schedule 13D reporting our position on September 23, 2014. On November 14, 2014, PCLB announced the continuation of its share repurchase plan and announced a new repurchase plan on May 25, 2016. We believe management and the board acted in good faith to maximize shareholder value through multiple share repurchases. On December 13, 2016, we disclosed that we sold our shares in the open market.

Sugar Creek Financial Corp. (“SUGR”) – We filed our original Schedule 13D reporting our position on April 21, 2014. We believe management and the board acted in good faith to maximize shareholder value through share repurchases. In our estimation, SUGR’s market price increased to reflect fair value; on July 28, 2017, we disclosed that we sold our shares in the open market.

Provident Financial Holdings, Inc. (“PROV”) – We filed our original Schedule 13D reporting our position on October 7, 2011. We supported PROV’s consistent efforts to maximize shareholder value through a meaningful number of share repurchases. In our estimation, PROV’s market price increased to reflect fair value; on September 25, 2017, we disclosed that we sold shares in the open market, decreasing our holdings below 5%.

West Town Bancorp, Inc. (“WTWB”) – We believe management and the board acted in good faith to maximize shareholder value. In our estimation, WTWB’s market price increased to reflect fair value; on July 18, 2019, we sold our shares to WTWB. WTWB deregistered its shares of common stock effective in 2003.

IF Bancorp, Inc. (“IROQ”) – We filed our original Schedule 13D reporting our position on March 5, 2012. We urged management and the board to maximize shareholder value through share repurchases. We believed IROQ acted in good faith to do so and, in our estimation, IROQ’s market price increased to reflect fair value. On September 24, 2019, we disclosed that we sold shares in the open market and had decreased our holdings below 5%.

We purchased shares and again filed a Schedule 13D reporting our position on September 18, 2023. On May 28, 2024, we submitted a shareholder proposal under Rule 14a-8 calling for the prompt sale of IROQ. The proposal was approved by stockholders at IROQ’s 2024 annual meeting. On May 14, 2025, the Federal Reserve Bank of Chicago notified us that it would not object to our request to buy additional shares of IROQ up to 19.99%. On August 26, 2025, we served our notice of intent to nominate Scott J. Dworschak for election as a director at IROQ’s 2025 annual meeting. On September 16, 2025, we entered into a standstill agreement whereby IROQ agreed, among other things, to appoint Mr. Dworschak to its board of directors. On September 24, 2025, IROQ appointed Mr. Dworschak to its board. IROQ further agreed that, if, after March 31, 2026, IROQ failed to substantially implement the matters approved by stockholders at its 2024 annual meeting of stockholders, we would select at our discretion, and IROQ's board would appoint, an additional nominee to the board.

On October 30, 2025, IROQ announced its sale to ServBanc Holdco, Inc. (See also category II of this Schedule B).

NorthEast Community Bancorp, Inc. (“NECB”) – We filed our original Schedule 13D reporting our position on November 5, 2007. A majority of NECB’s shares were held by a mutual holding company controlled by NECB’s board. We opposed the grant of an equity incentive plan for the NECB board, and the board and management never received such a plan while they remained an MHC.

In July of 2010, we served a demand on NECB to inspect its shareholder list, but NECB refused. We sued NECB in federal court in New York seeking an order to compel compliance with our demand and in August of 2010, NECB produced the list of shareholders to us. In the fall of 2011, we sent a letter to NECB’s board of directors demanding that NECB expand the board with disinterested directors to consider a second-step conversion. In October of 2011, we filed a lawsuit in New York state court against NECB, the mutual holding company, and their boards of directors, personally and derivatively, for breach of fiduciary duty arising out of failure to fairly consider a second-step conversion and alleging conflict of interest. During the course of a protracted litigation, we deposed every named director including a former director. Although the New York trial court judge agreed with us in partially granting our motion for summary judgment and finding that upon trial the defendants would bear the burden of the entire fairness standard, the First Department reversed on other grounds; the New York Court of Appeals declined to hear our appeal.

After years of urging NECB to become fully public, the company announced on November 4, 2020 that it would undertake a second-step conversion. We supported NECB’s decision to do so, and on July 12, 2021, the company completed its second-step conversion. We sold shares in the open market, decreasing our holdings below 5%.

NECB shares of common stock were deregistered from 2016 to 2021.

Parkway Acquisition Corp. (“PKKW”) – We filed our original Schedule 13D reporting our position on May 27, 2020. On November 24, 2021, we disclosed that we sold our shares in the open market.

Wayne Savings Bancshares, Inc. (“WAYN”) – We filed our original Schedule 13D reporting our position on October 8, 2010. In 2014, we supported H. Stewart Fitz Gibbon III’s appointment as CEO and as a director on the board. We believed management and the board were acting in good faith to position WAYN to maximize shareholder value. However, when the board announced Mr. Fitz Gibbon’s unexplained resignation on December 20, 2016, we nominated a director for election at WAYN’s 2017 annual meeting. We lost by a narrow margin.

We nominated a director for election at WAYN’s 2018 annual meeting with the belief that there had been multiple suitors interested in acquiring WAYN and that the board had a duty to evaluate strategic alternatives to maximize shareholder value. Our nominee was not elected.

Due to projected and achieved Return on Equity (ROE) targets following WAYN’s 2018 annual meeting, we did not seek board representation in 2019.

In our estimation, WAYN’s market price increased to reflect fair value; on May 23, 2022, we sold shares to WAYN, decreasing our holdings below 5%.

WAYN deregistered its shares of common stock effective in 2018.

Cincinnati Bancorp, Inc. (“CNNB”) – We filed our original Schedule 13D reporting our position on May 7, 2020. We believe management and the board acted in good faith and took steps to increase shareholder value, such as repurchasing shares up to book value. In our estimation, CNNB’s market price increased to reflect fair value; on September 21, 2022, we disclosed that we sold shares in the open market, decreasing our holdings below 5%.

IV.

Garrison Capital, Inc. (“GARS”) – We filed our original Schedule 13D reporting our position on January 21, 2020. In April 2020, we sold our stake with the belief that the global pandemic made activism in a business development company problematic at that time.

V.

Kingsway Financial Services Inc. (“KFS”) / Kingsway Corporation (“KWY”) (together “Kingsway”) – We filed our original Schedule 13D reporting our position on November 7, 2008. We requested a meeting with KFS’s CEO and Chairman to discuss ways to maximize shareholder value and minimize both operational and balance sheet risks, but the CEO was unresponsive. We then requisitioned a special shareholder meeting to remove both the CEO and Chairman from the KFS board and replace them with our two nominees. On January 7, 2009, we entered into a settlement agreement with KFS whereby, among other things, the CEO resigned from the KFS board and KFS expanded its board from nine to ten seats and appointed our nominees to fill the two vacant seats. By April 23, 2009, the board was reconstituted with just three of the original ten legacy directors remaining. Also, Joseph Stilwell was appointed to fill the vacancy created by the resignation of one of our nominees, and our other nominee was elected Chairman of the Board. In addition, the board fired the CEO and CFO for incompetence and insubordination. By November 3, 2009, all of the legacy directors had resigned from the board.

Since then, Joseph Stilwell has remained on the board, and KFS has sold non-core assets, repurchased public debt at a discount to face value, sold a credit-sensitive asset, disposed of its subsidiary Lincoln General, substantially reduced its expenses, and reduced other balance sheet and operational risks. On May 24, 2018, we announced that we would withhold our proxy votes on the re-election of the then current CEO at the KFS annual meeting. Although the CEO was re-elected to the board, the board announced on September 5, 2018, a CEO transition in which he would no longer serve as CEO. The KFS board appointed John T. Fitzgerald as the new CEO to execute its warranty segment strategy.

On September 21, 2020, our Director of Research, Corissa B. Porcelli, was elected to the board of directors.

As indicated in our Schedule 13D filings since early 2023, we began reducing our position in Kingsway as shares became less undervalued. We intend to continue to gradually reduce our position.

Sound Financial, Inc. (“SNFL”) / Sound Financial Bancorp, Inc. (“SFBC”) – We filed our original Schedule 13D reporting our position in SNFL on November 21, 2011. We urged management and the board to pursue a second-step conversion. On August 22, 2012, SNFL announced the completion of its second-step conversion, and our shares of SNFL were converted into shares of SFBC. On August 5, 2020, the Board of Governors of the Federal Reserve notified us that it would not object to our request to buy additional shares of SFBC up to 14.99%. On September 18, 2023, the Board of Governors of the Federal Reserve notified us that it would not object to our request to buy additional shares of SFBC up to 19.99%. On February 14, 2024, SFBC announced that it would nominate our Director of Research, Corissa B. Porcelli, for election to its board of directors at its 2024 annual meeting of stockholders, and she was elected to SFBC’s board on May 29, 2024. We hope to work with management and the board of directors to maximize shareholder value at SFBC.

Wheeler Real Estate Investment Trust, Inc. (“WHLR”) – We filed our original Schedule 13D reporting our position on July 3, 2017. On December 4, 2017, we announced our nominees and alternate nominee for WHLR’s 2018 election of directors. On January 17, 2018, we called for Jon Wheeler’s removal from WHLR, and he was fired by the board on January 29, 2018.

We ran three nominees for election as directors at WHLR’s 2018 annual meeting. They lost. On October 24, 2019, we announced our nominees, Joseph Stilwell, Paula J. Poskon and Kerry G. Campbell, for election as directors at WHLR’s annual meeting. Several of WHLR’s legacy directors did not stand for re-election. At WHLR’s 2019 annual meeting, we defeated the three legacy directors that stood for re-election by more than a seven to one margin, and our three nominees were elected to WHLR’s board. Later that day, WHLR announced that its CFO had resigned, and twelve days later, the only remaining legacy director resigned. The CEO was fired on April 13, 2020.

On July 15, 2021, our General Counsel, E. J. Borrack, was elected to the board of directors. On May 19, 2023, our Director of Communications, Megan Parisi, was elected to the board of directors.

Silvergate Capital Corporation (“SICP”) – On December 18, 2023, we served a shareholder records inspection demand pursuant to California law on SICP, a Maryland corporation with its principal place of business in California. When SICP refused to produce the documents to which we were entitled, we filed suit in the Superior Court of California (San Diego County) seeking to enforce our rights. On August 9, 2024, the Court ordered SICP to produce the records we sought.

On February 16, 2024, we filed suit in the Maryland Circuit Court seeking to compel SICP to hold an annual meeting following SICP’s failure to hold an annual meeting in 2023. After a May 23, 2024 hearing, the Circuit Court granted our petition and ordered SICP to hold an annual meeting by September 27, 2024. SICP appealed the decision. On September 6, 2024, the Circuit Court denied SICP’s motion to stay the order to hold an annual meeting pending SICP’s appeal, and on September 18, 2024, the Appellate Court denied without prejudice SICP’s motion to stay the Circuit Court’s order pending appeal.

On September 17, 2024, SICP mailed proxy materials and notice to shareholders of its annual meeting to be held on September 27, 2024, in La Jolla, California. Also on September 17, SICP filed for Chapter 11 bankruptcy protection in the Bankruptcy Court for the District of Delaware. On September 19, 2024, SICP moved the Bankruptcy Court for a temporary restraining order, seeking to enjoin the Maryland Circuit Court order compelling SICP to hold an annual meeting. Following its September 25, 2024 hearing, the Bankruptcy Court denied SICP’s request for a temporary restraining order, allowing the annual meeting to go forward on September 27, 2024.

On April 9, 2024, we served our notice of intent to nominate Joseph Stilwell for election as a director at SICP’s annual meeting. On September 27, 2024, Joseph Stilwell was elected to the board of directors at SICP’s annual meeting with an overwhelming majority of the votes cast.

On May 13, 2025, we reached a settlement with SICP, which was later approved by the Bankruptcy Court. Per the settlement, among other terms, the common stock will remain outstanding in a reorganized Silvergate corporation, and we will be entitled, together with another significant common stock shareholder, to select the directors of the reorganized entity. Reorganized SICP emerged from bankruptcy on March 31, 2026, and our representative, Daniel Unkovic, is the Chair of the board of directors. We intend to continue to work to maximize value for all common shareholders of SICP.

SICP terminated its registration with the SEC on May 22, 2023.

CIB Marine Bancshares, Inc. (“CIBH”) – We believe management and the board are acting in good faith to maximize shareholder value. On December 10, 2021, the Federal Reserve Bank of Chicago notified us that it would not object to our request to buy additional shares of CIBH up to 14.99%. On February 13, 2026, we entered into an Agreement with CIBH whereby CIBH agreed, among other things, to promptly expand its board of directors by one seat and appoint Dennis Pollack to its board with a term expiring at CIBH’s 2028 annual meeting of stockholders, and we agreed, among other things, to support and vote for CIBH’s nominees for director during a two-year period. CIBH announced the appointment of Mr. Pollack to its board of directors effective February 16, 2026. CIBH deregistered its shares of common stock effective in 2012.

Central Plains Bancshares, Inc. (“CPBI”) – We filed our original Schedule 13D reporting our position on November 5, 2024. On May 20, 2026, we served our notice of intent to nominate Francis “Frank” E. Younes for election as a director at the 2026 Annual Meeting, with Mark E. Novotny as our alternate nominee, and submitted a Share Repurchase Proposal. On July 9, 2026, CPBI announced its appointment of Mr. Younes to its board and his nomination for election as a director at the 2026 Annual Meeting in its Form 8-K, and we withdrew our director nomination. Our notice of intent remains effective with respect to our prior submission of a non-binding proposal (the “Share Repurchase Proposal”) seeking stockholder approval of a request that the Board of Directors shall take all necessary and permissible actions to repurchase no less than 10% of CPBI’s outstanding Common Stock each and every year in which the Common Stock trades below book value per share, which further entails that CPBI have the proper trading plan(s) in place to account for blackout periods. Accordingly, we filed proxy materials and intend to proceed with soliciting votes in support of the Share Repurchase Proposal in accordance with applicable law and the applicable requirements of the Securities Exchange Act of 1934, as amended.

Lake Shore Bancorp, Inc. (“LSBK”) – We filed our original Schedule 13D reporting our position on July 30, 2025. On February 17, 2026, we served our notice of intent to nominate Timothy J. Andruschat for election as a director at LSBK's 2026 annual meeting of stockholders and submitted a stockholder proposal calling for no acquisition of any other financial institution by LSBK until such time as LSBK's common stock consistently trades above its book value. On March 17, 2026, we entered into a Standstill Agreement with LSBK whereby LSBK agreed, among other things, to appoint Dennis Pollack, an individual selected by the Group, to LSBK’s board of directors. LSBK also agreed to nominate and support the election of Mr. Pollack to its board at the company’s 2026 annual meeting of stockholders. Accordingly, we withdrew our nomination and stockholder proposal. On March 18, 2026, LSBK announced the appointment of Mr. Pollack to its board of directors. Our aim is to maximize shareholder value at LSBK.

VI.

U & I Financial Corp. (“UNIF”) – We have met with management and the board. We are evaluating how best to proceed to maximize shareholder value. Although UNIF’s common stock trades publicly on the OTCQX U.S., UNIF does not file reports with the SEC.

URSB Bancorp, Inc. (“URSB”) – We filed our original Schedule 13D reporting our position on March 31, 2026. We hope to work with management and the board to maximize shareholder value.

CSB Financial Inc. (“CSBA”) – We filed our original Schedule 13D reporting our position on August 6, 2026. We hope to work with management and the board to maximize shareholder value over the medium to long term.

VII.

Peoples Financial Corporation (“PFBX”) – We filed our original Schedule 13D reporting our position on November 23, 2020. We believe management and the directors have ill served PFBX’s shareholders, and PFBX should explore all possibilities to maximize shareholder value.

Our nominees for election as directors at PFBX’s annual meetings from 2021 through 2026 were not elected. Subsequent to the 2022 annual meeting, the Board of Governors of the Federal Reserve notified us that it would not object to our request to purchase additional shares of PFBX up to 14.9%, and subsequent to the 2024 annual meeting, the Board of Governors of the Federal Reserve notified us that it would not object to our request to purchase additional shares of PFBX up to 19.9%.

On May 31, 2022, pursuant to Mississippi law, we served a demand for inspection of PFBX’s books and records related to, among other things, reported losses and the employee(s) responsible for the losses associated with PFBX’s securities portfolio. When PFBX refused to permit the inspection of its books and records, we filed, on July 22, 2022, a complaint in the Chancery Court of Harrison County, Mississippi to compel the production of those books and records. After four Harrison County judges recused themselves, the Mississippi Supreme Court appointed a retired judge from Hinds County, Mississippi as Special Chancellor to hear our books and records demand case against PFBX. On July 18, 2023, the Special Chancellor partially granted our motion for summary judgment and ordered PFBX to produce most of the records we sought in our books and records demand.

On June 30, 2023, we demanded that PFBX pursue a derivative action against its directors for breach of their fiduciary duties for failure to oversee and properly supervise management of the company. On September 29, 2023, we filed a derivative complaint on behalf of PFBX against PFBX’s directors in the Chancery Court of Harrison County, Mississippi, for breach of fiduciary duty, seeking damages and other remedies. On October 17, 2024, the Court denied PFBX’s directors’ motion to dismiss and on December 20, 2024, issued an order allowing us to seek discovery. On January 10, 2025, PFBX’s directors filed an interlocutory appeal with the Supreme Court of Mississippi, which was denied on April 1, 2025. We are seeking compensation to PFBX from PFBX’s directors for over $50 million in losses to PFBX’s securities portfolio.